SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 3, 2015

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	26-3959348
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the

            Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the

            Exchange Act (17 CFR 240.13e-4(c))

 Item 1.02  Termination of Material Definitive Agreement

On December 3, 2015, Ministry Partners Investment Company, LLC (the “Company”) announced that its President and Chief Executive Officer, James H. Overholt, retired from his position as Chief Executive Officer and President.  As a result, the Employment Agreement entered into by and between the Company and Mr. Overholt dated May 13, 2014 has been terminated.   With Mr. Overholt’s retirement, the Company intends to treat his separation from  service as a termination event which will trigger the payment of severance and other benefits provided for under the terms of his Employment Agreement. Prior to paying any severance payments under this agreement, the Company will require that Mr. Overholt enter into a

Severance Agreement and Release which will release the Company from any and all claims relating to his employment with the Company and provide that his retirement will trigger the payment of severance and other benefits provided under the terms of his Employment Agreement .

5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment

         of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2015, the Company announced that James H. Overholt, the Company’s Chief Executive Officer and President, retired from his position as President and Chief  Executive Officer of the Company.  The retirement was effective as of December 3, 2015.  On behalf of the Company’s Board of Managers, R. Michael Lee, its Chairman, said “The Company is thankful for Jim’s contributions and wishes him the best in his retirement.”

The Company also announced that Joseph W. Turner, Jr., was appointed to serve as President and Chief Executive Officer of the Company. Mr. Turner will continue to serve as President and Chief Executive Officer of the Company’s wholly-owned subsidiary, Ministry Partners Securities, LLC. Mr. Turner’s appointment as the Company’s President and Chief Executive Officer was made effective as of December 3, 2015.  A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Prior to joining the Company in 2011, Mr. Turner served as Regional Vice President, Chief Operating Officer, Chief Executive Officer and President of Strongtower Financial, Inc., a Fresno, California broker dealer and advisory firm which specialized in providing investment banking services, mortgage financing for churches and ministries, and investment and insurance products and services. Prior to joining Strongtower in 2007, Mr. Turner served as Managing Director of Principal Financial Group where he led a financial advisory and insurance group which specialized in providing business, retirement, insurance and estate planning services for its clients. Mr. Turner began his career with Prudential Preferred as an investment and insurance advisor for business owners in 1990 and remained there until 1997.

During his tenure with the Company, Mr. Turner has led the Company’s efforts in transitioning its wholly-owned broker dealer to a more robust and diverse financial services firm, launching its investment advisory and insurance company activities in addition to overseeing the capital raising efforts related to the Company’s proprietary products. Mr. Turner was also instrumental in formalizing strategic partnerships with Evangelical Christian Credit Union (the Company’s largest equity owner) and America’s Christian Credit Union to provide complimentary financial products and services to their collective members, and as such, has helped raise significant capital for the Company.

Per Chairman Lee, “the Company’s Board of Managers is confident that Joe’s 26 years of experience in working with churches, ministries, credit unions,  banks,  and a wide array of financial professionals, industry regulators and clients will be an important advantage to the Company as it seeks to expand its business model of offering ancillary products and services to its owners and strategic partners, and their respective members, in addition to meeting the needs of the Company’s robust church lending, loan servicing and loan participation business. We are looking forward to a successful future under Joe’s proactive leadership. Joe’s ability to establish and maintain meaningful partnerships with like-minded organizations is well documented and will serve the best interests of our clients, strategic partners and owners.”

On December 9, 2015, the Company issued a press release regarding the Company’s senior management changes.  The press release is filed with this Report on Form 8-K as Exhibit  99.1

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

The following exhibits are attached herewith:

Exhibit No.

99.1	Press Release dated December 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 9, 2015MINISTRY PARTNERS INVESTMENT

COMPANY, LLC

/s/ R. Michael Lee

R. Michael Lee

Chairman of the Board of Managers